As filed with the Securities and Exchange Commission on November 27, 2002.

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
(Exact name of Registrant as specified in its charter)

Great Britain (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

25 Berkeley Square
London, W1J 6HB
England
(Address, including zip code, of Principal Executive Offices)

THE CADBURY SCHWEPPES UNITED STATES AND CANADA
EMPLOYEE STOCK PURCHASE PLAN 1994

THE CADBURY SCHWEPPES
SHARE OPTION PLAN 1994

(Full Title of the Plan)

Jim Baldwin
Senior Vice President General Counsel
Dr. Pepper/Seven Up, Inc.
5301 Legacy Drive
Plano, Texas 75024
(972) 673-7000

(Name, address, and telephone number,
including area code, of agent for service)

Copies to:

Michael A.C. Clark Cadbury Schweppes plc 25 Berkeley Square London, W1J 6HB England 020 7409 1313	Charles E. Engros, Jr., Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1) (2)	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (4)

Ordinary shares of 12.5 pence each	30,000,000	$ 26.00	$ 780,000,000	$ 71,760

Total

(1)	The 30,000,000 Ordinary Shares of 12.5p each being registered hereby will be issuable by Cadbury Schweppes plc (“Cadbury”) upon exercises of options granted to employees of Cadbury and its subsidiaries in the United States and Canada pursuant to the Cadbury Schweppes United States and Canada Employee Stock Purchase Plan 1994 (the “U.S./Canada Plan”) (4,000,000 Ordinary Shares) and The Cadbury Schweppes Share Option Plan 1994 (26,000,000 Ordinary Shares) (the “1994 Option Plan”; and, together with the U.S/Canada Plan, the “Plans”). In addition to the 30,000,000 Ordinary Shares indicated above, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of Ordinary Shares which may be issuable pursuant to the Plans in respect of the shares covered hereby pursuant to the operation of the anti-dilution and option readjustment provisions of the Plans.
(2)	American Depositary Shares which may be issued with respect to Ordinary Shares registered hereunder have been registered under a separate Registration Statement on Form F-6.
(3)	The maximum offering price per share used to calculate the registration fee with respect to the Ordinary Shares issuable upon the exercise of options that may be granted in the future under the Plans was estimated pursuant to Rule 457 under the Securities Act using the average of the high and low prices per share of Cadbury Schweppes Public Limited Company American Depositary Shares (each of which represents four Ordinary Shares pursuant to the Deposit Agreement between Cadbury and Morgan Guaranty Trust Company of New York as Depositary) reported on the New York Stock Exchange on November 22, 2002.
(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price per share multiplied by .000092.

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INCORPORATION BY REFERENCE

The registrant previously registered 28,000,000 Ordinary Shares of 25p pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 12, 1994 (File No. 33-78858) for the Plans. On May 21, 1999 there was a two-for-one split of Cadbury’s Ordinary Shares. Pursuant to Rule 416 of the Securities Act, the additional Ordinary Shares that resulted from the stock-split were covered by such Registration Statement. The contents of such Registration Statement are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 27th day of November, 2002.

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY By:/s/Derek C. Boham Derek C. Bonham Chairman of the Board

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following individuals in the capacities and on the date or dates indicated.

/s/Derek C. Bonham Derek C. Bonham	Chairman of the Board	November 27, 2002

/s/John M. Sunderland John M. Sunderland	Chief Executive Officer (Principal Executive Officer) and Director	November 27, 2002

/s/David J. Kappler David J. Kappler	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 27, 2002

/s/John F. Brock John F. Brock	Chief Operating Officer and Director	November 27, 2002

/s/Robert J. Stack Robert J. Stack	Chief Human Resources Officer and Director	November 27, 2002

/s/H. Todd Stitzer H. Todd Stitzer	Chief Strategy Officer and Director	November 27, 2002

/s/Wolfgang Berndt Wolfgang Berndt	Director	November 27, 2002

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/s/Richard S. Braddock Richard S. Braddock	Director	November 27, 2002

/s/Roger Carr Roger Carr	Director	November 27, 2002

/s/David A. Thompson David A. Thompson	Director	November 27, 2002

/s/Baroness Wilcox Baroness Wilcox	Director	November 27, 2002

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EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Slaughter and May as to the legality of the securities being offered.

23.1	Notice Regarding Consent of Arthur Andersen.

23.2	Consent of Slaughter and May (Included in Exhibit 5.1).